Exhibit 21.1
The Registrant’s principal subsidiaries as of December 31, 2025 are listed below. All other subsidiaries of the Registrant, if considered in the aggregate as a single affiliate, would not constitute a significant subsidiary of the Registrant.
Fortive Corporation Subsidiaries of the Registrant

Company Name	Jurisdiction of Formation
VFA, Inc.	United States
Accruent, LLC	United States
FTV Business Services, LLC	United States
Verisae, Inc.	United States
The Gordian Group Limited	United Kingdom
VFA Canada Corporation	Canada
Censis Technologies, Inc.	United States
Fluke Danmark A/S	Denmark
Fluke Nederland B.V.	Netherlands
Advanced Sterilization Products, Inc.	United States
Advanced Sterilization Products Services Inc.	United States
Intelex Technologies, ULC	Canada
Athena SuperHoldCo, Inc.	United States
ASP, The Netherlands B.V.	Netherlands
FTV MENA Management Limited	United Arab Emirates
Fluke Precision Measurement Limited	United Kingdom
Fluke Shanghai Corporation	China
Fluke Europe B.V.	Netherlands
ServiceChannel.com, Inc.	United States
Pruftechnick Dieter Busch GmbH	Germany
Accruent, LLC	United States
ProVation Software, Inc.	United States
eMaint Enterprises, LLC	United States
ASP Global Manufacturing GmbH	Switzerland
Industrial Scientific Corporation	United States
Landauer, Inc.	United States
The Gordian Group, Inc.	United States
Fluke Electronics Corporation	United States
Fluke Corporation	United States